                                          FOR IMMEDIATE RELEASE

                                        Contact: Christopher J. Eperjesy
                                        (262) 638-4343

TWIN DISC, INC.
ANNOUNCES OPERATING EXPENSE REDUCTIONS

RACINE, WISCONSIN—June 3, 2009—Twin Disc, Inc. (NASDAQ: TWIN), today announced that it will reduce operating expenses through a number of corporate cost cutting initiatives. These changes are the result of declines in demand for the Company’s products and current economic and market uncertainty at its domestic and international operations.  Management estimates the cumulative savings of these cost cutting initiatives to be $25 million for fiscal year 2010.

These actions include a reduction of annual base salaries of the Company’s salaried employees including all executive officers, removal of the fiscal 2010 bonus/incentive plan, changes to several benefit programs, an across-the-board reduction of marketing, advertising, travel and entertainment expenses, and staff reductions and layoffs.

Through a combination of an involuntary reduction in force and a voluntary separation program, the Company will reduce its workforce by 16 salaried employees and 20 hourly employees at its Racine operations. It will also be implementing rolling layoffs for its Racine workforce throughout fiscal year 2010 and will be closing its Racine manufacturing facility for the month of July, 2009. These measures supplement additional layoffs and cost cutting measures being implemented at the Company’s European operations in Belgium, Italy and Switzerland. The Company will be offering outplacement and transition benefits to affected employees.

More information about the details of the Company’s cost containment programs can be found in an 8K filed today with the Securities and Exchange Commission.  As a result of these cost reduction programs, the Company expects to incur costs of severance and similar personnel-related expenses aggregating approximately $1.4 million which will be accrued in the fiscal 2009 fourth quarter.

Michael E. Batten, Chairman and Chief Executive Officer, stated, “Like many global manufacturing companies today, the breadth of the economic recession has impacted all facets of our business. While it appears that the recession is beginning to moderate, the underlying market trend has softened and has resulted in slowing sales, order rates and backlog.

“We believe that proactively implementing these cost control initiatives will enable us to effectively address the global economic downturn and ensure a strong financial position in the future. We recognize that the layoffs will be difficult for the affected employees and their families. While we wish we didn’t have to take these difficult actions, they’re unfortunately necessary to secure Twin Disc’s short and long-term stability and success.

“Even with the changes we’re making today, the fundamentals of our business remain strong.  We are confident in the long-term viability of our businesses and remain committed to our employees, customers and the markets in which we operate.”

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.